REALTOR® EQUAL HOUSING OPPORTUNITY

ADDENDUM/AMENDMENT TO

☑ **AGREEMENT/CONTRACT TO BUY AND SELL REAL ESTATE [☐ OFFER OR ☐ COUNTEROFFER] OR**

☐ **RESIDENTIAL RENTAL AGREEMENT OR ☐ OTHER:** ______

COVERING THE ☑ REAL PROPERTY ☐ PREMISES ☐ BUSINESS ☐ OTHER: ______

Further described or commonly known as:

Address 708 Mitchell Dr Unit # ______

City Myrtle Beach State of South Carolina

Other ______ TMS 44311020124

The undersigned Parties hereby agree as follows:

1. Utilities: Seller shall leave all utilities including, but not limited to, electricity, water, sewer, trash, and gas (if applicable) in service for seven (7) business days after Closing Date. Buyer to provide the Seller a credit at closing in the amount of $100.00. To ensure prompt transfer of service, please provide utilities provider name and contact information to Buyer five (5) days prior to closing. Buyer will make best efforts to immediately transfer service upon closing.

EXPIRATION OF OFFER: When signed by a Party and intended as an offer or counter-offer, this document represents an offer to the other Party that may be rescinded any time prior to or expires at ______ ☐ AM ☐ PM on ______ unless accepted or counter-offered by the other Party in written form Delivered prior to such deadline.

Parties are solely responsible for obtaining legal advice prior to entering into this Contract and counsel as required.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties.

[redacted] **Date:** ______ **Time:** ______

BUYER: ______ **Date:** ______ **Time:** ______

______ **Date:** ______ **Time:** ______

______ **Date:** ______ **Time:** ______

[redacted] **Date:** ______ **Time:** ______

SELLER: ______ **Date:** ______ **Time:** ______

______ **Date:** ______ **Time:** ______

______ **Date:** ______ **Time:** ______

Phone: Fax: